Exhibit 4.1

RXSIGHT, INC.

NINTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

FEBRUARY 24, 2017

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5.6	Amendment and Waiver	21
5.7	Aggregation of Stock	21
5.8	Delays or Omissions	22
5.9	Notices	22
5.10	Attorneys’ Fees	22
5.11	No Presumption	22
5.12	Titles and Subtitles	22
5.13	Additional Investors	22
5.14	Counterparts	22

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RXSIGHT, INC.

NINTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This NINTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of February 24, 2017 (the “Effective Date”), by and among RxSight, Inc., a California corporation (the “Company”), those holders of the Company’s Series A Preferred Stock, $0.001 par value per share (“Series A Preferred”) and of the Company’s Common Stock, $0.001 par value per share (“Common Stock”) listed on Exhibit A hereto (the “Series A Investors”), those holders of the Company’s Series B Preferred Stock, par value $0.001 per share (“Series B Preferred”) listed on Exhibit B hereto (the “Series B Investors”), those holders of the Company’s Series C Preferred Stock, par value $0.001 per share (“Series C Preferred”) listed on Exhibit C hereto (the “Series C Investors”), those holders of the Company’s Series D Preferred Stock, par value $0.001 per share (“Series D Preferred”) listed on Exhibit D hereto (the “Series D Investors”), those holders of the Company’s Series E Preferred Stock, par value $0.001 per share (“Series E Preferred”) listed on Exhibit E hereto (the “Series E Investors”), those holders of the Company’s Series F Preferred Stock, par value $0.001 per share (“Series F Preferred”) listed on Exhibit F hereto (the “Series F Investors”), those holders of the Company’s Series G Preferred Stock, par value $0.001 per share (“Series G Preferred”) listed on Exhibit G hereto (the “Series G Investors”), and those holders of the Company’s Series H Preferred Stock, par value $0.001 per share (“Series H Preferred”) listed on Exhibit H hereto (the “Series H Investors” and, together with the Series A Investors, the Series B Investors, the Series C Investors, the Series D Investors, the Series E Investors, the Series F Investors, and the Series G Investors, the “Investors” and each individually, an “Investor”).

RECITALS

WHEREAS, the Company, the Series A Investors, the Series B Investors, the Series C Investors, the Series D Investors, the Series E Investors, the Series F Investors, and the Series G Investors entered into that certain Eighth Amended and Restated Investors’ Rights Agreement dated as of June 3, 2015 (as in effect on the date hereof and prior to giving effect to this Agreement, the “Restated Investors’ Rights Agreement”);

WHEREAS, pursuant to Section 5.6 of the Restated Investors’ Rights Agreement, the terms of the Restated Investors’ Rights Agreement may be amended by the written consent of the Company, the holders of at least a majority of the Prior Registrable Securities (as defined in the Restated Investors’ Rights Agreement), and the holders of at least fifty-five percent (55%) of the Series G Registrable Securities (as defined in the Restated Investors’ Rights Agreement);

WHEREAS, the undersigned who are signatories of this Agreement (the “Amending Investors”) constitute the holders of at least a majority of the Prior Registrable Securities (as defined in the Restated Investors’ Rights Agreement), and the holders of at least fifty-five percent (55%) of the Series G Registrable Securities (as defined in the Restated Investors’ Rights Agreement);

WHEREAS, the Company and the Series H Investors have entered into a Series H Preferred Stock and Warrant Purchase Agreement of even date herewith (the “Purchase Agreement”), pursuant to which the Company desires to sell to the Series H Investors and the Series H Investors desire to purchase from the Company shares of Series H Preferred; and

WHEREAS, in order to induce the Company to approve the issuance of its Series H Preferred and to induce the Series H Investors to invest funds in the Company pursuant to the Purchase Agreement,

the Company and the Amending Investors have agreed to amend and restate in its entirety the Restated Investors’ Rights Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties mutually agree as follows:

Section 1. GENERAL.

1.1 Amendment and Restatement. This Agreement amends and restates in its entirety the Restated Investors Rights Agreement, effective simultaneous with the “Initial Closing” under the Purchase Agreement.

1.2 Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Co-Sale Agreement” means the Amended and Restated Co-Sale and Right of First Refusal Agreement of even date herewith, by and among the Company and the other parties thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“H.I.G.” means H.I.G. Bio Ventures – Calhoun, LLC.

“Holder” means any Series A Holder, Series B Holder, Series C Holder, Series D Holder, Series E Holder, Series F Holder, Series G Holder, or Series H Holder.

“Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

“Longitude” means Longitude Venture Partners II, L.P.

“Major Senior Preferred Holder” means each of RXSI, H.I.G., and Longitude, or their respective Affiliates.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, regulatory authority or any other entity or organization.

“Prior Registrable Securities” means the Series A Registrable Securities, the Series B Registrable Securities, the Series C Registrable Securities, the Series D Registrable Securities, the Series E Registrable Securities, and the Series F Registrable Securities.

“Qualified Public Offering” means a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock for the account of the Company, at an offering price per share greater than or equal to

$2.40 (adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock) and in which the gross cash proceeds to the Company are at least $40,000,000 and after which the Common Stock is listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ stock market.

“Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Securities” means the Series A Registrable Securities, the Series B Registrable Securities, the Series C Registrable Securities, the Series D Registrable Securities, the Series E Registrable Securities, the Series F Registrable Securities, the Series G Registrable Securities, and the Series H Registrable Securities.

“Registrable Securities then outstanding” shall be the number of shares determined by calculating the total number of shares of the Company’s Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

“Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed fifty thousand dollars ($50,000) for the registration described in Section 2.2 hereof or twenty-five thousand dollars ($25,000) for the registration described in Section 2.4 hereof of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

“RXSI” means RxSight I, LLC.

“Sale Transaction” shall mean an Acquisition or Asset Transfer (in each case as such terms are defined in the Eleventh Amended and Restated Articles of Incorporation, as amended (the “Restated Charter”)).

“SEC” or “Commission” means the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale.

“Senior Preferred Director” means each member of the Board of Directors designated by the Series G Holders or the Series H Holders.

“Series A Holders” means all Persons owning of record Series A Registrable Securities.

“Series B Holders” means all Persons owning of record Series B Registrable Securities.

“Series C Holders” means all Persons owning of record Series C Registrable Securities.

“Series D Holders” means all Persons owning of record Series D Registrable Securities.

“Series E Holders” means all Persons owning of record Series E Registrable Securities.

“Series F Holders” means all Persons owning of record Series F Registrable Securities.

“Series G Director” means each member of the Board of Directors designated by the Series G Holders.

“Series G Holders” means all Persons owning of record Series G Registrable Securities. ,

“Series H Director” means each member of the Board of Directors designated by the Series H Holders.

“Series H Holders” means all Persons owning of record Series H Registrable Securities.

“Series A Registrable Securities” means: (a) Common Stock of the Company issued or issuable upon conversion of the Series A Preferred; (b) the shares of Common Stock of the Company issued pursuant to (i) that certain Series A Preferred Stock and Common Stock Purchase Agreement dated as of February 29, 2000 by and between the Company and Cosmetic Laser Eye and Refractive Centers of America, LLC, (ii) that certain Series A Preferred Stock and Common Stock Purchase Agreement (Second Closing) dated as of February 29, 2000 by and between the Company and Cosmetic Laser Eye and Refractive Centers of America, LLC, (iii) that certain Series A Preferred and Common Stock Purchase Agreement dated June 30, 2001 and (iv) that certain Series A Preferred Stock and Common Stock Exchange Agreement, dated as of April 24, 2002, by and among the Company and each of the Holders _l)arty thereto; and (c) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Series A Registrable Securities shall not include any securities sold by a Person to the public either pursuant to a registration statement or Rule 144 of the Securities Act or sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned.

“Series B Registrable Securities” means: (a) Common Stock of the Company issued or issuable upon conversion of the Series B Preferred; and (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Series B Registrable Securities shall not include any securities sold by a Person to the public either pursuant to a registration statement or Rule 144 of the Securities Act or sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned.

“Series C Registrable Securities” means: (a) Common Stock of the Company issued or issuable upon conversion of the Series C Preferred; and (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Series C Registrable Securities shall not include any securities sold by a Person to the public either pursuant to a registration statement or Rule 144 of the Securities Act or sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned.

“Series D Registrable Securities” means: (a) Common Stock of the Company issued or issuable upon conversion of the Series D Preferred; and (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Series D Registrable Securities shall not include any securities sold by a Person to the public either pursuant to a registration statement or Rule 144 of the Securities Act or sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned.

“Series E Registrable Securities” means: (a) Common Stock of the Company issued or issuable upon conversion of the Series E Preferred; and (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Series E Registrable Securities shall not include any securities sold by a Person to the public either pursuant to a registration statement or Rule 144 of the Securities Act or sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned.

“Series F Registrable Securities” means: (a) Common Stock of the Company issued or issuable upon conversion of the Series F Preferred; and (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Series F Registrable Securities shall not include any securities sold by a Person to the public either pursuant to a registration statement or Rule 144 of the Securities Act or sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned.

“Series G Registrable Securities” means: (a) Common Stock of the Company issued or issuable upon conversion of the Series G Preferred; and (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Series G Registrable Securities shall not include any securities sold by a Person to the public either pursuant to a registration statement or Rule 144 of the Securities Act or sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned.

“Series H Registrable Securities” means: (a) Common Stock of the Company issued or issuable upon conversion of the Series H Preferred; and (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Series H Registrable Securities shall not include any securities sold by a Person to the public either pursuant to a registration statement or Rule 144 of the Securities Act or sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned.

“Senior Preferred Registrable Securities” means the Series H Registrable Securities and the Series G Registrable Securities.

“Shares” shall mean the Company’s Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series G Preferred, and Series H Preferred held by the Series A Investors, the Series B Investors, the Series C Investors, the Series D Investors, the Series E Investors, the Series F Investors, the Series G Investors, and the Series H Investors, respectively.

“Special Registration Statement” shall mean a registration statement relating to any employee benefit plan or with respect to any corporate reorganization or other transaction under Rule 145 of the Securities Act.

Section 2. REGISTRATION; RESTRICTIONS ON TRANSFER

2.1 Restrictions on Transfer.

(a) Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities except in compliance with the terms of the Co-Sale Agreement and unless and until:

(i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) (a) The transferee has agreed in writing to be bound by the terms of this Agreement, (b) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (c) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 of the Securities Act except in unusual circumstances.

(iii) Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (a) a partnership to its partners or former partners in accordance with partnership interests, (b) a corporation to its shareholders in accordance with their interest in the corporation, (c) a limited liability company to its members or former members in accordance with their interest in the limited liability company, (d) a transfer to such Holder’s affiliate or affiliates (as defined in Rule 405 promulgated under the Securities Act) (“Affiliates”) or (e) a transfer of the type set forth in Section 5.1(c) of the Co-Sale Agreement; provided that in each case the transferee will be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

(b) Each certificate representing Shares or Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECENED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

(c) The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

(d) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

2.2 S-1 Demand Registration.

(a) Subject to the conditions of this Section 2.2, if the Company shall receive at any time after the earlier of (i) the fifth anniversary of the Effective Date or (ii) one hundred eighty (180) days after the effective date of the registration statement pertaining to the Company’s Initial Offering, a written request that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities with an anticipated offering price of at least $10,000,000 from any of the following: (x) if the Company is already a reporting company under the Securities and Exchange Act of 1934, Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, or Series F Holders who hold at least fifty percent (50%) of the aggregate outstanding Series A Registrable Securities, Series B Registrable Securities, Series C Registrable Securities, Series D Registrable Securities, Series E Registrable Securities, and Series F Registrable Securities; (y) Series G Holders who hold at least fifty percent (50%) of the outstanding Series G Registrable Securities; or (z) Series H Holders who hold at least fifty percent (50%) of the outstanding Series H Registrable Securities (the Holders requesting registration from time to time pursuant to either (x), (y) or (z) of this Section 2.2(a), are referred to as the “Initiating Holders”), then the Company shall, within fifteen (15) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, use commercially reasonable efforts to effect, as expeditiously as possible, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 2.2(a).

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders); provided, however, that the number of Registrable Securities to be included in such underwriting shall not be reduced unless all securities other than Registrable Securities (including those to be sold for the Company’s account) are first entirely excluded from the underwriting. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) The Company shall not be required to effect a registration pursuant to this Section 2.2:

(i) prior to the earlier of (a) the fifth anniversary of the Effective Date or (b) one hundred eighty (180) days after the effective date of the registration statement pertaining to the Company’s Initial Offering;

(ii) after the Company has effected two (2) registrations pursuant to a demand by the Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series, and Series F Holders in accordance with Section 2.2(a)(x), two (2) registrations pursuant to a demand by the Series G Holders in accordance with Section 2.2(a)(y), and two (2) registrations pursuant to a demand by the Series H Holders in accordance with Section 2.2(a)(z), and such registrations have been declared and ordered effective;

(iii) during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to a public offering, other than pursuant to a Special Registration Statement; provided that the Company makes commercially reasonable efforts to cause such registration statement to become effective;

(iv) if within fifteen (15) days of receipt of a written request from Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company’s intention to make a public offering within ninety (90) days, other than pursuant to a Special Registration Statement within ninety (90) days, provided that the Company shall be entitled to postpone the filing for a reasonable period of time (not to exceed the shorter of ninety (90) days or the Company’s termination of consideration of a public offering);

(v) if within fifteen (15) days of receipt of a written request from Initiating Holders pursuant to Section 2.2(a), the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Chairman of the Company’s Board of Directors (the “Board of Directors”) stating that in the good faith judgment of the Board of Directors, it would either (a) interfere with or adversely affect the negotiations or completion of any transaction that is being contemplated by the Company at the time the right to defer is exercised or (b) if the Company is then a reporting company under the Securities and Exchange Act of 1934, such registration would require the Company to disclose an undisclosed material transaction or fact prior to the time such transaction or fact would otherwise be required to be disclosed and the Company has a bona fide business reason for keeping confidential the existence thereof, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; or

(vi) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below.

2.3 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of stock of the Company (including, but not limited to, registration statements relating to the Initial Offering and secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the

Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a) Underwriting. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated: first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any shareholder of the Company (other than a Holder) on a pro rata basis. In no event will shares of any other selling shareholder be included in such registration which would reduce the number of shares which may be included by the Holders without the written consent of Holders of at least a majority of the Registrable Securities proposed to be sold in the offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least five (5) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

2.4 Form S-3 Registration. In case the Company shall receive from the Holders of at least ten percent (10%) of the Registrable Securities then outstanding or holders of the majority of the Series G Registrable Securities or holders of the majority of the Series H Registrable Securities a written request or requests that the Company effect a registration on Form S-3 or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) use commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the

Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than one million dollars ($1,000,000);

(iii) if within fifteen (15) days of receipt of a written request from any Holder or Holders pursuant to this Section 2.4, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within ninety (90) days, other than pursuant to a Special Registration Statement, provided that the Company shall be entitled to postpone the filing only for a reasonable period of time (not to exceed the shorter of ninety (90) days or the Company’s termination of consideration of a public offering);

(iv) if within fifteen (15) days of receipt of a written request from any Holder or Holders pursuant to Section 2.4, if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors stating that in the good faith judgment of the Board of Directors, it would either (a) interfere with or adversely affect the negotiations or completion of any transaction that is being contemplated by the Company at the time the right to defer is exercised or (b) if the Company is then a reporting company under the Securities and Exchange Act of 1934, such registration would require the Company to disclose an undisclosed material transaction or fact prior to the time such transaction or fact would otherwise be required: to be disclosed and the Company has a bona fide business reason for keeping confidential the existence thereof, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.4; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period;

(v) if the Company has already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4 during the prior twelve month rolling period; or

(vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Subject to the foregoing, the Company shall use commercially reasonable efforts to file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 2.2 or 2.3, respectively.

2.5 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2 or any registration under Section 2.3 or Section 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless(a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request, (b) the underwriter(s) in connection with such offering requires Holder to substantially cut back the number of securities to be offered by Holder and Holder elects not to sell any securities in the offering, or (c) the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 2.2 or Section 2.4, as applicable, in which event such right shall be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) or (b) above, then the Holders shall not forfeit their rights pursuant to Section 2.2 or Section 2.4 to a demand registration.

2.6 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred eighty (180) days or, if earlier, until the Holder or Holders have completed the distribution related thereto.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above.

(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use commercially reasonable efforts to amend or supplement, as soon as practicable, such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Use commercially reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

(h) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or nationally recognized automated quotation system on which similar securities issued by the Company are then listed.

2.7 Termination of Registration Rights. All registration rights granted and restrictions imposed by this Section 2 shall terminate and be of no further force and effect upon the earlier of (a) three (3) years after the date of a Qualified Public Offering, or (b) a Sale Transaction. In addition, a Holder’s registration rights shall expire at such time as the Holder is free to sell all Registrable Securities held by and issuable to such Holder (and its Affiliates, partners, former partners, members and former members) under Rule 144 of the Securities Act during a single three-month period without registration.

2.8 Delay of Registration; Furnishing Information.

(a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

(c) The Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 or Section 2.4 if, due to the operation of Section 2.2(b), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.2 or Section 2.4, whichever is applicable; provided, however, (i) Registration Expenses associated with any such registration request shall be borne by the Company, and (ii) the Holders shall not forfeit their rights pursuant to Section 2.2 or Section 2.4 to a registration.

(d) In case of each registration, qualification or compliance effected by the Company during the demand registration period described in Section 2.2 or the piggyback registration period described in Section 2.3 that the Holders elect to participate in, the Company shall keep the Holders advised in writing as to the initiation, status and completion of such registration, qualification and compliance.

2.9 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the

Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, to the extent that such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will pay as incurred to each such Holder, partner, officer, director, underwriter or controlling person for any reasonable, out of pocket legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

(b) To the extent permitted by law; each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each Person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder’ may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will pay as incurred any reasonable, out of pocket legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.9 exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d) If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of fraudulent misrepresentation.

(e) The obligations of the Company and Holders under this Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement, the termination of this agreement and the transfer of the Registrable Securities by the Holder. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities which (a) is an Affiliate, subsidiary, parent, shareholder, general partner, limited partner, retired partner, member or retired member of a Holder, (b) is a transferee of the type set forth in Section 5.1(c) of the Co-Sale Agreement, (c) acquires at least twenty-five percent (25%) of the Registrable Securities held by the transferor; provided, however, (i) the transferor shall promptly furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

2.11 Amendment of Registration Rights. Any provision of this Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the .written consent of the Company, (i) the Holders of at least a majority of the Prior Registrable Securities then outstanding, and (ii) the Holders of at least fifty-one percent (51%) of the Senior Preferred Registrable Securities then outstanding, which in all cases must include at least two of the Major Senior Preferred Holders; provided that if such amendment has the effect of materially and adversely affecting the Holders of a class or series of the Company’s equity securities differently from the Holders of another class or series of the Company’s equity securities, then such amendment shall require the written consent of the Holders of at least a majority in interest of such materially and adversely affected class or series. Any amendment or waiver effected in accordance with this Section 2.11 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

2.12 “Market Stand-Off’’ Agreement; Agreement to Furnish Information.

(a) Each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) in the Qualified Public Offering of the Company not to exceed one hundred eighty (180) days, but subject to such extension or extensions as may be required by the underwriter in order to publish research reports while complying with Rule 2711 of the FINRA and Rule 472(f)(4) of the New York Stock Exchange, following the effective date of the registration statement of the Company filed under the Securities Act with respect to such Initial Offering; provided that all officers, directors and holders of more than 2.5% of the outstanding capital stock (on an as-if-converted to Common Stock basis) of the Company enter into similar agreements.

(b) Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) in the Initial Offering, each Holder shall provide, within ten (1 0) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section 2.12 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period after the Initial Offering. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by this Section 2.12.

2.13 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 of the Securities Act or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

2.14 Limitation on Subsequent Registration Rights. After the date of this Agreement, the Company shall not, without the prior written consent of (i) the Holders of at least a majority of the Prior Registrable Securities then outstanding, and (ii) the Holders of at least fifty-one percent (51%) of the Senior Preferred Registrable Securities then outstanding, which in all cases shall include at least two of the Major Senior Preferred Holders, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights senior to or pari passu with those granted to the Holders hereunder.

Section 3. COVENANTS OF THE COMPANY.

3.1 Basic Financial Information and Reporting.

(a) The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

(b) As soon as practicable, but in any event within one hundred and twenty (120) calendar days after the end of each fiscal year of the Company, the Company will furnish to (i) each Investor holding at least twenty-five percent (25%) of the outstanding shares of Series H Preferred, (ii) each Investor holding at least 6,948,627 shares of the Senior Registrable Securities issued under the Series H Purchase Agreement and/or the Series G Purchase Agreement, as applicable, (iii) at least twenty percent (20%) of the total outstanding number of the Prior Registrable Securities, determined in accordance with the aggregation principles in Section 5.7 of this Agreement, and (iv) the Perez-Sala Investors, as such term is defined in the Co-Sale Agreement, so long as the Perez-Sala Investors own in the aggregate at least 2,000,000 shares of Series C Preferred (any such Investor described in clauses (i)-(iv), a “Significant Investor”), a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be audited and accompanied by a report and opinion thereon by independent public accountants selected by the Board of Directors.

(c) The Company will furnish each Significant Investor, as soon as practicable, but in any event within 45 calendar days after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the corresponding prior year period, all in reasonable detail, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

(d) The Company will furnish each Significant Investor as soon as it is available, but in any event not later than 30 days prior to the beginning of each fiscal year, an annual budget for such fiscal year (and as soon as available, any subsequent revisions thereto).

3.2 Inspection Rights. Each Significant Investor (including such Significant Investor’s representative(s)) shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3 .2 with respect to a competitor of the Company.

3.3 Confidentiality of Records. Each Investor agrees to use, and to use its best efforts to insure that its authorized representatives use, the same degree of care as such Investor uses to protect its own confidential information to keep confidential any information furnished to it which the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information to any partner, subsidiary or parent of such Investor for the purpose of evaluating its investment in the Company as long as such partner, subsidiary or parent is advised of the confidentiality provisions of this Section 3.3.

3.4 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series G Preferred, and Series H Preferred, all Common Stock issuable from time to time upon such conversion.

3.5 Stock Vesting. Unless otherwise approved by the Board of Directors, all stock options and other stock equivalents issued after the date of this Agreement to employees shall be subject to vesting as follows: (a) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person’s services commencement date with the Company and (b) seventy-five percent (75%) of such stock shall vest monthly over the remaining thirty-six (36) months.

3.6 Proprietary Information and Inventions Agreement. With the exception of members of the Company’s Medical Advisory Board, the Company shall require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement in a form reasonably acceptable to the Board of Directors (which approval shall include at least two of the Senior Preferred Directors).

3.7 Directors’ and Officers’ Insurance. Within ninety (90) days from the date of this Agreement, to the extent not already in place, the Company shall maintain with financially sound and reputable insurers directors’ and officers’ insurance with respect to the breach of the directors’ and officers’ of the Company’s fiduciary duties with respect to its shareholders and with respect to such other matters customarily insured by such policies in amounts reasonably acceptable to the Board of Directors (which approval shall include at least two of the Senior Preferred Directors).

3.8 Committees; Observers.

(a) The Company shall maintain (i) an audit committee of the Board of Directors (the “Audit Committee”) and a compensation committee of the Board of Directors (the “Compensation Committee”), such committees to include the Series G Directors designated by Longitude and H.I.G., and the Series H Director designated by RXSI. The Audit Committee will initially include Juliet Tammenoms Bakker, Daniel Schwartz, William J. Link, and Werner Wolfen. The Audit Committee shall be responsible for overseeing the audits of the Company’s financial statements and any other matters set forth in its charter from time to time. The Compensation Committee will initially include Juliet Tammenoms Bakker, Bruce Robertson, Christopher Cox, J. Andrew Corley, William J. Link, and Werner Wolfen. The Compensation Committee shall be responsible for overseeing the executive compensation of the Company and any other matters set forth in its charter from time to time.

(b) So long as the Perez-Sala Investors own in the aggregate at least 2,000,000 shares of Series C Preferred, Jan Bonel shall be entitled to attend meetings of the Board of Directors, subject to this Section 3.8(b), as a nonvoting observer (a “Board Observer”). The holders of at least a majority of the Prior Registrable Securities may appoint one Board Observer, who initially shall be James Adler. So long as BP Calhoun Associates LLC owns at least 2,000,000 shares of Series G Preferred Stock, it may appoint one Board Observer, who initially shall be Seth Alvord. So long as RA Capital Healthcare Fund, L.P. and Blackwell Partners LLC – Series A own in the aggregate at least 2,000,000 shares of Series G Preferred, they may appoint one Board Observer, who initially shall be Andrew Levin. A strategic investor, if any, who purchases at least $10,000,000 of shares of Series H Preferred in the Final Closing (as defined in the Purchase Agreement) pursuant to the Purchase Agreement (the “Strategic Investor”) shall be entitled to appoint one Board Observer. The Chairman of the Board of Directors may invite others to serve as Board Observers from time to time in his or her discretion. Board Observers shall be invited to attend Board meetings and receive materials provided to members of the Board of Directors in connection with such meetings, but may be excluded from executive sessions at the discretion of the Chairman of the Board of Directors. Board Observers shall have no right to vote on matters brought before the Board of Directors (or any committee). The presence of any Board Observer will not be necessary to establish a quorum at any meeting. Board Observers shall maintain confidentiality of corporate proceedings. The Company may require any Board Observer to execute an agreement satisfactory to the Company outlining the privileges and duties of a Board Observer. Failure to execute or comply with such an agreement shall result in the termination of Board Observer status.

3.9 Board Expenses. The Company will pay or reimburse all of the reasonable out-of-pocket costs and expenses incurred by the members of the Board of Directors and by any Board Observers in relation to attendance at meeting of the Board of Directors and committees of the Board of Directors.

3.10 Action Through Subsidiaries. The Company will not take any action indirectly through its subsidiaries that pursuant to the negative covenants in Article III, Section 2(b) of the Company’s Restated Charter would require the consent of the holders of Preferred Stock as specified in the Restated Charter without such consent.

3.11 Termination of Covenants. All covenants of the Company contained in Section 3 of this Agreement shall expire and terminate as to each Holder upon the earlier of the closing of (i) a Qualified Public Offering or (ii) a Sale Transaction.

Section 4. RIGHTS OF PARTICIPATION IN FUTURE FINANCINGS.

4.1 Subsequent Offerings.

(a) In the event that the Company proposes to sell and issue Equity Securities (as hereinafter defined) from time to time after the date of this Agreement, each Significant Investor shall have the right to purchase its pro rata share of all Equity Securities (other than the Equity Securities excluded by Section 4.4 hereof). Each Significant Investor’s pro rata share is equal to the ratio of (x) the number of shares of the Company’s Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares) which such Significant Investor, as applicable, is deemed to hold immediately prior to the issuance of such Equity Securities to (y) the total number of shares of the

Company’s outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares and any other convertible securities then outstanding as well as upon the exercise of any options then outstanding) immediately prior to the issuance of the Equity Securities.

(b) The term “Equity Securities” shall mean (i) any Common Stock, Shares or other security of the Company, (ii) any security convertible, with or without consideration, into any Common Stock, Shares or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Shares or other security or (iv) any such warrant or right.

4.2 Exercise of Rights.

(a) If the Company proposes to issue any Equity Securities, it shall give each Significant Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Significant Investor shall have fifteen (15) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Significant Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale. Each Significant Investor electing to purchase its pro rata share of such Equity Securities (each, an “Electing Investor”) shall have an over-allotment option such that to the extent any Significant Investor does not elect to purchase its pro rata share of such Equity Securities, Electing Investors shall have the right to purchase their pro-rata share of such unsubscribed shares based on the fully-diluted ownership of each Electing Investor as a percentage of the total fully-diluted ownership of all Electing Investors in the aggregate.

(b) If any Significant Investor fails to exercise in full its rights of participation, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Holder’s rights were not exercised, at a price not less and upon general terms and conditions materially no more favorable to the purchasers thereof than specified in the Company’s notice to the other Significant Investors pursuant to Section 4.2(a) hereof. If the Company has not sold such Equity Securities within such ninety (90) days, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Significant Investors in the manner provided above.

(c) Termination and Waiver of Rights of Participation. The rights of participation established by this Section 4 shall not apply to, and shall terminate upon the earlier of, the closing of (i) a Qualified Public Offering or (ii) a Sale Transaction. The rights of participation established by this Section 4 may be amended, modified or waived upon the written consent of (i) the holders of at least a majority of the Prior Registrable Securities then outstanding, and (ii) at least fifty-one percent (51%) outstanding shares of Senior Preferred Registrable Securities then outstanding, which in all cases must include at least two of the Major Senior Preferred Holders, voting together as a single class (the “Requisite Senior Preferred Vote”).

4.3 Transfer of Rights of Participation. The rights of participation of each Holder under this Section 4 may be transferred to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 2.1 0.

4.4 Excluded Securities. Notwithstanding anything to the contrary, the rights of first participation established by this Section 4 shall have no application to any of the following Equity Securities:

(a) up to 47,976,338 shares of Common Stock (or options, warrants or other Common Stock purchase rights issued pursuant to such options, warrants or other rights, and the Common Stock issued upon the exercise or conversion thereof) issued prior to or after the Effective Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other like arrangements approved by the Board of Directors;

(b) stock issued pursuant to any rights or agreements outstanding as of the date of this Agreement (including, without limitation any shares of stock or rights or agreements that remain issuable in a Subsequent Closing (as defined in. the Purchase Agreement) pursuant to the Purchase Agreement, options and warrants outstanding as of the date of this Agreement; and stock issued pursuant to any such rights or agreements granted after the date of this Agreement; provided that the rights of participation established by this Section 4 applied with respect to the initial sale or grant by the Company of such rights or agreements;

(c) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors;

(d) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

(e) shares of Common Stock issued upon conversion of the Shares;

(f) any Equity Securities issued pursuant to any equipment or facilities leasing or loan arrangement, financing from a bank or similar financial or lending institution, provided such issuances are for other than primarily equity financing purposes and are approved by the Board of Directors;

(g) any Equity Securities that are issued by the Company pursuant to a Qualified Public Offering; and

(h) any Equity Securities issued in connection with technology licensing arrangements involving the Company and other entities, provided such issuances are approved by the Board of Directors.

Section 5. MISCELLANEOUS.

5.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

5.2 Survival. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

5.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each Person who shall be a Holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the Person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

5.4 Entire Agreement. This Agreement and the exhibits hereto, along with the Series G Purchase Agreement and each of the exhibits, schedules and agreements referred to therein, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein. This Agreement replaces and supersedes all prior written or oral agreements, statements, correspondence, negotiations and understandings by and among the parties with respect to the matters covered by it.

5.5 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.6 Amendment and Waiver.

(a) Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company, the holders of at least a majority of the Prior Registrable Securities, and the Requisite Senior Preferred Vote; provided that if such amendment ,has the effect of materially and adversely affecting the Holders of a class or series of the Company’s equity securities differently from the Holders of another class or series of the Company’s equity securities, then such amendment shall require the written consent of the Holders of at least a majority in interest of such materially and adversely affected class or series. Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of the holders of at least a majority of the Prior Registrable Securities, and the Requisite Senior Preferred Vote; provided that if the rights are only in favor of the Holders of a class or series of the Company’s equity securities, but not Holders of another class or series of the Company’s equity securities, then such waiver shall instead require the written consent of the Holders of at least a majority in interest of such class or series in whose favor are the rights. Notwithstanding the foregoing, Holders purchasing shares of Series H Preferred in a Closing after the Initial Closing (each as defined in the Purchase Agreement) may become parties to this Agreement, by executing a counterpart of this Agreement without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Holder for the sole purpose of including each Additional Purchaser of Series H Preferred as a “Series H Holder.”

(b) For the purposes of determining the number of Holders entitled to vote or exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.

5.7 Aggregation of Stock. All shares of Registrable Securities held or acquired by a Holder and its Affiliates (as defined in Rule 405 promulgated under the Securities Act) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement. For purposes of the foregoing, the shares held by any Holder that (i) is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and shareholders of such Holder, or the estates and family members of any such partners, retired partners, members, retired members and any trusts for the benefit of any of the foregoing Persons shall be deemed to be a single “Holder,” and (ii) is an individual shall be deemed to include shares held by any members of the shareholder’s family and any custodian or trustee for the benefit of any of such individual. With respect to the Capri Investors (as defined in the Co-Sale Agreement), the shares of Registrable Securities held or acquired by any Capri Investor shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.8 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder’s part of any breach, default or noncompliance under this Agreement or any waiver on such Holder’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

5.9 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

5.10 Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.11 No Presumption. Any rule of law, including without limitation Section 1654 of the California Civil Code or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it, has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel.

5.12 Titles and Subtitles. The titles of the Sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

5.13 Additional Investors. Notwithstanding anything to the contrary contained herein, but subject to Section 2.14 of this Agreement, if the Company shall issue Equity Securities in accordance with Section 4.4(c), (f) or (h) of this Agreement, any purchaser of such Equity Securities may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor” hereunder.

5.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[THIS SPACE INTENTIONALLY LEFT BLANK]

The parties hereto have executed this NINTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:

RXSIGHT, INC.

By:	/s/ Ron Kurtz
Name:	Ron Kurtz
Title:	Chief Executive Officer

Address: 100 Columbia Street, Suite 120
Aliso Viejo, CA 92656

[Signature Page to Ninth Amended and Restated Investors’ Rights Agreement]